Bravo Brio Restaurant Group, Inc. Reports
Fourth Quarter & Full Year 2013 Financial Results;
Company Provides Full Year 2014 Outlook

Columbus, Ohio - February 24, 2014 - Bravo Brio Restaurant Group, Inc. (NASDAQ: BBRG) (the Company), owner and operator of the BRAVO! Cucina Italiana (BRAVO!) and BRIO Tuscan Grille (BRIO) restaurant concepts, today reported financial results for the 13 and 52 week periods ended December 29, 2013 and provided its outlook for the full year 2014.

The Company notes that the fourth quarter and full year 2012, which ended on December 30, 2012 consisted of 14 and 53 weeks, respectively, with the additional week benefiting diluted earnings per share by $0.07 on an as adjusted basis.

Selected Highlights for the 13-Week Fourth Quarter 2013 Compared to the 14-Week Fourth Quarter 2012:

▪	Revenues decreased 5.2% to $106.1 million from $112.0 million.

▪	Total comparable restaurant sales decreased 1.4%, on a comparable 13-week basis.

▪	Comparable restaurant sales decreased 1.3% at BRAVO! and decreased 1.5% at BRIO on a comparable 13-week basis for each brand.

▪	Restaurant-level operating profit decreased 13.4% to $19.5 million from $22.5 million.

▪	The Company incurred a non-cash impairment charge of $14.2 million in 2013 as compared to a non-cash impairment charge of $4.1 million in the prior year.

▪	GAAP net loss was $(2.7) million, or $(0.14) per diluted share, compared to GAAP net income of $4.4 million, or $0.22 per diluted share.

▪
As adjusted net income was $6.1 million, or $0.30 per diluted share, compared to as adjusted net income of $7.3 million, or $0.35 per diluted share. Please see the reconciliation from GAAP to as adjusted (non-GAAP) net income in the accompanying financial tables.

Selected Highlights for the 52-Week Full Year 2013 Compared to the 53-Week Full Year 2012:

▪	Revenues increased 0.5% to $411.1 million from $409.1 million.

▪	Total comparable restaurant revenues decreased 2.8%, on a comparable 52-week basis.

▪	Comparable restaurant sales decreased 2.0% at BRAVO! and decreased 3.4% at BRIO on a comparable 52-week basis for each brand.

▪	Restaurant-level operating profit decreased 7.3% to $68.9 million from $74.3 million.

▪	The Company incurred a non-cash impairment charge of $14.2 million in 2013 as compared to a non-cash impairment charge of $4.1 million in the prior year.

▪	GAAP net income was $7.5 million, or $0.37 per diluted share, compared to GAAP net income of $16.1 million, or $0.78 per diluted share.

▪
As adjusted net income was $16.3 million, or $0.80 per diluted share, compared to as adjusted net income of $19.0 million, or $0.92 per diluted share. Please see the reconciliation from GAAP to as adjusted (non-GAAP) net income in the accompanying financial tables.

Saed Mohseni, Chief Executive Officer and President, said, “Our adjusted results were at the upper-end of our implied quarterly guidance with a better than expected performance in December that we attribute to our successful promotion of Holiday banquets. These higher-margin sales not only raised our average check but also yielded better flow through to restaurant-level margins than we had anticipated. For 2014, we will be executing several initiatives including expanding our popular lighter-fare offering, launching a new happy hour program, enhancing our loyalty efforts, and launching a weekend brunch menu concurrent with the onset of spring. We will promote our brands through an effective use of social media and local grassroots marketing so that we can both reach and expand upon our current guest base and build long-term relationships with a broader demographic.”

Mohseni continued, “Our capital allocation plans center on maintaining discipline in new restaurant development until comparable trends stabilize, remaining active in buying back stock, and paying down outstanding debt as appropriate. We will be opening six restaurants in 2014 and they will all be financed through internally-generated cash flow. We repurchased $2.1 million of shares during the fourth quarter and $6.5 million of shares for the year. We intend to utilize all the means at our disposal to create value for our shareholders as we position BBRG as the clear leader in the upscale affordable segment for Italian dining.”

Fourth Quarter 2013 Financial Results

Revenues decreased $5.9 million, or 5.2%, to $106.1 million in the fourth quarter of 2013, from $112.0 million in the fourth quarter of 2012. The decrease in revenues was primarily due to revenues from an additional calendar week in 2012, partially offset by an additional 58 operating weeks provided by eight new restaurants opened in 2013 and two new restaurants opened in the last quarter of 2012, net of three restaurant closures in 2013. On a comparable 13-week basis, total comparable restaurant sales decreased 1.4%, attributed to a 4.2% decrease in guest counts that was partially offset by a 2.8% increase in average check.

Total restaurant operating costs, which includes cost of sales, labor costs, operating costs and occupancy costs, decreased $2.8 million, or 3.2%, to $86.6 million in the fourth quarter of 2013, from $89.4 million in the fourth quarter of 2012. Total restaurant-level operating profit decreased $3.0 million, or 13.4%, to $19.5 million from $22.5 million in the same period last year. As a percentage of revenues, total restaurant-level operating profit decreased to 18.4% in the fourth quarter of 2013 from 20.1% in the fourth quarter of 2012, which was primarily attributable to the deleveraging resulting from the additional calendar week in 2012 and the comparable sales decrease in 2013 as compared to 2012.

GAAP net loss in the fourth quarter of 2013 was $(2.7) million, or $(0.14) per diluted share, compared to GAAP net income of $4.4 million, or $0.22 per diluted share, in the same period last year.

On an as adjusted basis, a measure that the Company believes offers a more useful year-over-year performance comparison, as adjusted net income in the fourth quarter of 2013 was $6.1 million, or $0.30 per diluted share, compared to as adjusted net income of $7.3 million, or $0.35 per diluted share, in the same period last year. Please see the accompanying financial tables for a reconciliation from GAAP net income to as adjusted (non-GAAP) net income.

Fourth Quarter 2013 Brand Operating Highlights

Comparable restaurant sales at BRAVO! decreased 1.3% and at BRIO decreased 1.5% (both on a comparable 13-week basis). Average weekly sales for BRAVO! and BRIO were $65,500 and $88,300, respectively.

During the fourth quarter of 2013, the Company opened four BRIO restaurants in Long Island, NY; Rancho Cucamonga, CA; Princeton, NJ; and Boston, MA .

As of December 29, 2013, the Company operated 47 BRAVO!, 60 BRIO, and one Bon Vie restaurant across 33 states. Included in this total is one BRIO restaurant that is operated under a management agreement.

2014 Outlook

The Company is providing the following outlook for the 52-week period ending December 28, 2014:

▪	Revenues of $420 million to $430 million.

▪	Total comparable restaurant sales of approximately minus 2.0 to positive 1.0%.

▪	Development of six restaurants.

▪	Pre-opening costs of $3.5 million to $4.0 million.

▪	Diluted earnings per share of $0.78 to $0.84.

▪	Capital expenditures of $22 million to $24 million.

▪	Diluted share count of approximately 20.4 million.

▪	Estimated annual tax rate of approximately 28%.

Investor Conference Call and Webcast

The Company will host an investor conference call to discuss fourth quarter and full year 2013 financial results today at 4:30 PM ET. Hosting the call will be Saed Mohseni, Chief Executive Officer, Jim O'Connor, Chief Financial Officer, and Brian O'Malley, Chief Operating Officer.

The conference call can be accessed live over the phone by dialing (877) 548-7911, or for international callers (719) 325-4779. A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 2039969. The replay will be available until Monday, March 3, 2014.

The call will also be webcast live from and later archived on the Company's investor relations website at http://investors.bbrg.com in the ‘Calendar of Events’ section.

About Bravo Brio Restaurant Group, Inc.

Bravo Brio Restaurant Group, Inc. is a leading owner and operator of two distinct Italian restaurant brands, BRAVO! Cucina Italiana and BRIO Tuscan Grille. BBRG has positioned its brands as multifaceted culinary destinations that deliver the ambiance, design elements and food quality reminiscent of fine dining restaurants at a value typically offered by casual dining establishments, a combination known as the upscale affordable dining segment. Each of BBRG's brands provides its guests with a fine dining experience and value by serving affordable cuisine prepared using fresh flavorful ingredients and authentic Italian cooking methods, combined with attentive service in an attractive, lively atmosphere. BBRG strives to be the best Italian restaurant company in America and is focused on providing its guests an excellent dining experience through consistency of execution.

Forward-Looking Statements

Some of the statements in this release contain forward-looking statements, which involve risks and uncertainties. These statements relate to future events or Bravo Brio Restaurant Group, Inc.'s future financial performance. The Company has attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under the heading “Risk Factors” in the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission on March 5, 2013.

Although Bravo Brio Restaurant Group, Inc. believes that the expectations reflected in the forward-looking statements are reasonable based on its current knowledge of the business and operations, it cannot guarantee future results, levels of activity, performance or achievements. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change.

Contacts:
Investor Relations
Don Duffy / Raphael Gross
(203) 682-8200

BRAVO BRIO RESTAURANT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
GAAP PRESENTATION WITH RECONCILIATION TO AS ADJUSTED
FOR THE QUARTER AND FISCAL YEAR ENDED DECEMBER 29, 2013 AND DECEMBER 30, 2012
(in thousands except per share data)

	Thirteen Weeks Ended		Fourteen Weeks Ended		Fifty-Two Weeks Ended		Fifty-Three Weeks Ended
	December 29, 2013		December 30, 2012		December 29, 2013		December 30, 2012
Revenues	$106,116		$111,960		$411,091		$409,065
Costs and expenses
Cost of sales	26,993	25.4%	29,552	26.4%	105,628	25.7%	106,716	26.1%
Labor	35,606	33.6%	36,967	33.0%	143,097	34.8%	139,917	34.2%
Operating	16,466	15.5%	16,264	14.5%	64,970	15.8%	62,016	15.2%
Occupancy	7,523	7.1%	6,640	5.9%	28,506	6.9%	26,088	6.4%
General and administrative expenses	5,531	5.2%	6,599	5.9%	22,697	5.5%	23,684	5.8%
Restaurant pre-opening costs	1,052	1.0%	877	0.8%	3,560	0.9%	4,492	1.1%
Asset impairment charges	14,196	13.4%	4,060	3.6%	14,196	3.5%	4,060	1.0%
Depreciation and amortization	5,160	4.9%	5,174	4.6%	20,019	4.9%	18,939	4.6%
Total costs and expenses	112,527	106.0%	106,133	94.8%	402,673	98.0%	385,912	94.3%
(Loss)/income from operations	(6,411)	(6.0)%	5,827	5.2%	8,418	2.0%	23,153	5.7%
Interest expense, net	273	0.3%	345	0.3%	1,143	0.3%	1,353	0.3%
(Loss)/income before income taxes	(6,684)	(6.3)%	5,482	4.9%	7,275	1.8%	21,800	5.3%
Income tax (benefit)/expense	(4,017)	(3.8)%	1,040	0.9%	(268)	(0.1)%	5,652	1.4%
Net (loss)/income	$(2,667)	(2.5)%	$4,442	4.0%	$7,543	1.8%	$16,148	3.9%

Net (loss)/income per share — basic	$(0.14)		$0.23		$0.39		$0.82
Net (loss)/income per share — diluted	$(0.14)		$0.22		$0.37		$0.78
Weighted average shares outstanding — basic	19,445		19,656		19,542		19,584
Weighted average shares outstanding — diluted	19,445		20,601		20,432		20,612

Certain percentage amounts may not sum due to rounding.

ADJUSTMENTS TO RECONCILE GAAP TO AS ADJUSTED RESULTS

Asset impairment, net of taxes	$8,802		$2,842		$8,802		$2,842
Total adjustments	8,802		2,842		8,802		2,842

As adjusted net income	$6,135		$7,284		$16,345		$18,990

Net income per basic share-as adjusted	$0.32		$0.37		$0.84		$0.97
Net income per diluted share- as adjusted	$0.30		$0.35		$0.80		$0.92

Weighted average shares outstanding-basic	19,445		19,656		19,542		19,584
Weighted average shares outstanding-diluted	20,322		20,601		20,432		20,612

BRAVO BRIO RESTAURANT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 29, 2013 AND DECEMBER 30, 2012
(Dollars in thousands)

	December 29, 2013	December 30, 2012

Assets
Current assets
Cash and cash equivalents	$7,640	$13,717
Accounts receivable	8,181	7,728
Tenant improvement allowance receivable	1,386	1,638
Inventories	2,941	3,023
Deferred income taxes	2,625	2,304
Prepaid expenses and other current assets	5,434	2,547
Total current assets	28,207	30,957
Property and equipment, net	169,127	175,969
Deferred income taxes, net	53,381	52,068
Other assets, net	4,137	4,344
Total assets	$254,852	$263,338

Liabilities and Shareholders’ Equity
Current liabilities
Trade and construction payables	$8,781	$10,695
Accrued expenses	23,651	24,724
Current portion of long-term debt	2,082	2,704
Deferred lease incentives	7,021	6,430
Deferred gift card revenue	12,876	12,210
Total current liabilities	54,411	56,763
Deferred lease incentives	60,539	64,761
Long-term debt	13,611	20,382
Other long-term liabilities	22,515	21,149

Shareholders’ equity
Common shares, no par value per share— authorized 100,000,000 shares; 19,991,927 shares issued at December 29, 2013; and 19,820,428 shares issued at December 30, 2012	197,913	195,512
Preferred shares, no par value per share— authorized 5,000,000; and 0 shares issued and outstanding at December 29, 2013 and December 30, 2012	—	—
Treasury shares, 633,273 shares at December 29, 2013; and 224,172 shares at December 30, 2012	(9,378)	(2,927)
Retained deficit	(84,759)	(92,302)
Total shareholders’ equity	103,776	100,283
Total liabilities and shareholders’ equity	$254,852	$263,338

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